As filed with the U.S. Securities and Exchange Commission on January 26, 2021

Registration No. 333-239039

Registration No. 333-233000

Registration No. 333-225798

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-239039

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-233000

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-225798

UNDER

THE SECURITIES ACT OF 1933

EIDOS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	46-3733671 (I.R.S. Employer Identification No.)

101 Montgomery Street, Suite 2000 San Francisco, CA (Address of principal executive offices)	94104 (zip code)

EIDOS THERAPEUTICS, INC. AMENDED AND RESTATED 2018 STOCK OPTION AND INCENTIVE PLAN

EIDOS THERAPEUTICS, INC. AMENDED AND RESTATED 2016 EQUITY INCENTIVE PLAN

EIDOS THERAPEUTICS, INC. 2018 STOCK OPTION AND INCENTIVE PLAN

EIDOS THERAPEUTICS, INC. 2018 EMPLOYEE STOCK PURCHASE PLAN

(Full titles of the plans)

Neil Kumar

Chief Executive Officer

Eidos Therapeutics, Inc.

101 Montgomery Street, Suite 2000

San Francisco, CA 94104

(Name and address of agent for service)

(415) 887-1471

(Telephone number, including area code, of agent for service)

With a copy to:

Stephen F. Arcano, Esq.

Thomas W. Greenberg, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

EXPLANATORY NOTE — DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Eidos Therapeutics, Inc., a Delaware corporation (the “Registrant”):

•

Registration Statement No. 333-239039, filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 9, 2020, registering the offer and sale of 1,500,000 shares of common stock, par value $0.001 per share, of the Registrant (“Common Stock”) issuable pursuant to the Registrant’s Amended and Restated 2018 Stock Option and Incentive Plan (the “Amended and Restated 2018 Plan”);

•

Registration Statement No. 333-233000, filed with the SEC on August 2, 2019, registering the offer and sale of 700,000 shares of Common Stock issuable pursuant to the Amended and Restated 2018 Plan; and

•

Registration Statement No. 333-225798, filed with the SEC on June 21, 2018, registering the offer and sale of (i) 490,360 shares of Common Stock issuable pursuant to the Registrant’s 2018 Stock Option and Incentive Plan (the “2018 Plan”), (ii) 773,970 shares of Common Stock issuable pursuant to the Registrant’s Amended and Restated 2016 Equity Incentive Plan, (iii) 107,640 shares of Common Stock issuable pursuant to the Registrant’s 2018 Plan and (iv) 143,520 shares of Common Stock issuable pursuant to the Registrant’s 2018 Employee Stock Purchase Plan,

in each case, plus such indeterminate number of shares of Common Stock as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

On October 5, 2020, the Registrant, BridgeBio Pharma, Inc. (“BridgeBio”), Globe Merger Sub I, Inc. (“Merger Sub”) and Globe Merger Sub II, Inc. (“Merger Sub II”) entered into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), providing for, upon the terms and subject to the conditions contained therein, (i) the merger of Merger Sub with and into the Registrant (the “Initial Merger”), with the Registrant surviving the Initial Merger, and (ii) thereafter, the merger of the Registrant with and into Merger Sub II (the “Subsequent Merger” and, together with the Initial Merger, the “Mergers”), with Merger Sub II surviving as an indirect wholly owned subsidiary of BridgeBio. The Initial Merger became effective on January 26, 2021 (the effective time of the Initial Merger, the “Effective Time”). Shortly after the Effective Time, the Subsequent Merger became effective.

Immediately prior to the Effective Time, (i) each option to purchase Common Stock (an “Option”) was converted into an option, on the same terms and conditions applicable to such Option immediately prior to the Effective Time, to purchase a specified number of shares of common stock of BridgeBio, calculated pursuant to the terms of the Merger Agreement, and (ii) each outstanding award of shares of Common Stock that is subject to forfeiture conditions (subject to certain exceptions) (each, an “Restricted Share Award”) was converted into an award covering a number of whole restricted shares of common stock of BridgeBio, calculated pursuant to the terms of the Merger Agreement, with any fractional shares being paid out to the holder of such Restricted Share Award in cash.

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock (i) owned by the Registrant as treasury stock, (ii) owned by the Registrant, BridgeBio, Merger Sub, Merger Sub II or any other direct or indirect wholly owned subsidiary of BridgeBio and, in each case, not held on behalf of third parties and (iii) shares of Common Stock that are subject to Restricted Share Awards) was converted into the right to receive, at the election of each of the Registrant’s stockholders, either (1) 1.85 shares of common stock of BridgeBio or (2) $73.26 in cash, subject to proration. In connection with the Mergers, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statements.

In accordance with undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities registered pursuant to the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered but unsold under the Registration Statements, if any, as of the filing date of these Post-Effective Amendments. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and to terminate the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 26th day of January, 2021.

EIDOS THERAPEUTICS, INC.

By:	/s/ Neil Kumar
Neil Kumar
Chief Executive Officer